Exhibit 1

HQ/CS/CL.24B/14814

11 May 2012

Sir,

Sub:	Notice of Board Meeting for considering Annual Audited Results - Recommendation of Dividend.

Pursuant to clause 19 & 41 of listing agreement with Indian Stock Exchanges, please be informed that the next and 216th meeting of the Board of Directors of Tata Communications Limited will be held on 21 May 2012 at Mumbai to consider annual audited financial results for the for year ended on 31 March 2012 and to consider recommending dividend for the year 2011-12, if any.

Thanking you,

Yours faithfully,

For Tata Communications Limited

/s/ Rishabh Aditya

Rishabh Aditya

Deputy Company Secretary & VP

To:

1)	Security Code 23624, The Stock Exchange, Mumbai. Fax No. (22) 22722037,39,41

2)	Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 26598237/38.

3)	National Securities Depository Ltd. Fax Nos. : 2497 29 93.

4)	The Bank of New York. Fax No. 2204 49 42.

5)	Sharepro Services. Fax No. 2837 5646

6)	Marc H. Iyeki, Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Managing Director, New York Stock Exchange, Fax No: (212) 265-2016

7)	Central Depository Services (India) Limited. Fax : 2267 3199.

Tata Communications Limited

Regd. Office: VSB Mahatma Gandhi Road Fort Mumbai – 400 001

Tel 91 22 6657 8765 Fax 91 22 6725 1962 website www.tatacommunications.com